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                                                                  EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement No. 333-80527 of MiniMed, Inc. on Form S-3 of our report dated March 5, 1999 (except for Note 15 as to which the date is April 1, 1999) appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

We also consent to the incorporation by reference in this Registration Statement of MiniMed, Inc. on Form S-3 of our report dated March 5, 1999 (except for Note 15 as to which the date is April 1, 1999), appearing in the Annual Report on Form 10-K of MiniMed, Inc. for the year ended January 1, 1999.




/s/ DELOITTE & TOUCHE LLP



Los Angeles, California
June 24, 1999